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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ascential Software Corporation

     We consent to incorporation by reference in the Registration Statement on Form S-8 of Ascential Software Corporation of our report dated January 29, 2003 relating to the consolidated balance sheets of Ascential Software Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002 annual report on Form 10-K of Ascential Software Corporation.


/s/ KPMG LLP

Boston, Massachusetts
December 5, 2003